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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549



                           SCHEDULE  13G

             Under the Securities Exchange Act of 1934
                        (Amendment No. 12)*


                          Uni-Marts, Inc.
             ------------------------------------------------
                         (Name of Issuer)

                           Common Stock
             ------------------------------------------------
                  (Title of Class of Securities)

                            904571 30 4
                 ----------------------------------
                          (CUSIP Number)

                           Annual Report
      -------------------------------------------------------
      (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

 /   / Rule 13d-1(b)

 /   / Rule 13d-1(c)

 / X / Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                 (Continued on following page(s))

                         Page 1 of 5 Pages






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CUSIP No. 904571 30 4                       13G               Page 2 of 5


  1.  Name of Reporting Person

      Daniel D. Sahakian


  2.  Check the Appropriate Box if a Member of a Group
                                                     __
                                                (a) |__|
                                                     __
                                                (b) |_x|

  3.  SEC Use Only




  4.  Citizenship or Place of Organization

      United States


 Number of      5.        Sole Voting Power

  Shares                  359,407 shares

Beneficially    6.        Shared Voting Power

  Owned By                171,915 shares

   Each         7.        Sole Dispositive Power

 Reporting                359,407 shares

  Person        8.        Shared Dispositive Power

   With                   171,915 shares


  9.  Aggregate Amount Beneficially Owned By Each Reporting
      Person

      531,322 shares

 10.  Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares

      Beneficial ownership does not include 635,250 shares of Common Stock owned by two trusts for the benefit of his children.

 11.  Percent of Class Represented by Amount in Row 9

      6.2 Percent

 12.  Type of Reporting Person

      IN
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                                                           Page 3 of 5


ITEM 1 (a)   Name of Issuer

             Uni-Marts, Inc.



ITEM 1 (b)   Address of Issuer's Principal Executive Offices

             477 East Beaver Avenue
             State College, PA  16801-5690



ITEM 2 (a)   Name of Person Filing

             Daniel D. Sahakian



ITEM 2 (b)   Address of Principal Business Office

             477 East Beaver Avenue
             State College, PA  16801-5690



ITEM 2 (c)   Citizenship

             United States



ITEM 2 (d)   Title of Class of Securities

             Common Stock


ITEM 2 (e)   Cusip Number

             904571 30 4



ITEM 3

             N/A












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                                                           Page 4 of 5

ITEM 4       Ownership


       (a)   531,322 shares
       (b)   6.2 percent
       (c)   (i)   359,407 shares
             (ii)  171,915 shares
             (iii) 359,407 shares
             (iv)  171,915 shares


ITEM 5       Ownership of Five Percent or Less of a Class


             N/A



ITEM 6       Ownership of More than Five Percent on Behalf of Another
Person


             Beneficial ownership of Common Stock includes 70,115 shares held as trustee for two trusts, 71,800 shares held by HFL Corporation and 30,000 shares held by Unico
             Corporation.



ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company


             N/A



ITEM 8       Identification and Classification of Members of a Group


             N/A



ITEM 9       Notice of Dissolution of a Group


             N/A



ITEM 10      Certification


             N/A



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                                                           Page 5 of 5



                            SIGNATURES


 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      February 16, 1999
      -------------------------------
                  Date

      /S/ DANIEL D. SAHAKIAN
      -------------------------------
                Signature

      Daniel D. Sahakian
      -------------------------------
                Name/Title